EXHIBIT 10.1

Kim E. Miller, (SBN 178370)                                                                           Elaine Byszewski (SBN 222304)
KAHN GAUTHIER SWICK, LLC                                                                 HAGENS BERMAN SOBOL
12 E. 41st St., Ste. 1200                                                                                   SHAPIRO LLP
New York, New York 10017                                                                           700 South Flower Street, Suite 2940
Tel:  (xxx) xxx-xxxx                                                                                             Los Angeles, CA  90017
Fax:  (xxx) xxx-xxxx                                                                                            Tel:  (xxx) xxx-xxxx
E-mail:  xxxxxxxxxxx                                                                   Fax:  (xxx) xxx-xxxx

Lewis S. Kahn
KAHN GAUTHIER SWICK, LLC                                                                 Liaison Counsel for the Class
650 Poydras St., Suite 2150
New Orleans, LA  70130
Tel:  (xxx) xxx-xxxx
Fax:  (xxx) xxx-xxxx
E-mail: xxxxxxxxxxxx

Lead Counsel for the Class
UNITED STATES DISTRICT COURT
CENTRAL DISTRICT OF CALIFORNIA
WESTERN DIVISION
In re: U.S. AUTO PARTS NETWORK, INC. SECURITIES LITIGATION	) ) ) ) ) ) ) ) ) ) )	Master File No.: CV 07-2030-GW (JC) CLASS ACTION STIPULATION OF SETTLEMENT

    This Stipulation of Settlement dated as of May 1, 2008 (the “Stipulation”), is made and entered into by and among the following Settling Parties (as defined further in Section IV hereof) to the above-entitled Litigation: (i) the Lead Plaintiff (on behalf of itself and each of the Class Members), by and through its counsel of record in the Litigation; and (ii) the Defendants, by and through their counsel of record in the Litigation.  The Stipulation is intended by the Settling Parties to fully, finally, and forever resolve, discharge, and settle the Released Claims, upon and subject to the terms and conditions hereof

I.	THE LITIGATION

On and after March 28, 2007, the following actions were filed in the United States District Court for the Central District of California, Western Division, as securities class actions on behalf of purchasers of the publicly-traded securities of U.S. Auto Parts Network, Inc.  (“U.S. Auto” or the “Company”) during a defined period of time:

CASE NAME	CASE NUMBER
Johnson v. US. Auto Parts, et al.	2:07-cv-02030-GW-JC
Nopper v. US. Auto Parts, et al.	2:07-cv-02775-GW-JC

On May 15, 2007, the Court consolidated the above cases as In re U.S. Auto Parts Network, Inc., 2:07-cv-02030.  On August 16, 2007, the Court appointed Sasco Investments, LP as Lead Plaintiff pursuant to §21D(a)(3)(B) of the Securities Act of 1933 (the “Securities Act”), as amended by the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), and approved its selection of Kahn Gauthier Swick, LLC as Lead Counsel in the consolidated action (the “Litigation”), and Hagens Berman Sobol Shapiro, LLP as liaison counsel.

On September 5, 2007, a competing lead plaintiff movant that was not appointed moved to intervene pursuant to Federal Rule of Civil Procedure 24.  On September 24, 2007, Lead Plaintiff filed a non-opposition to the motion to intervene.  On September 25, 2007, the motion to intervene was withdrawn.

In anticipation of filing a consolidated amended pleading, Lead Plaintiff conducted an intensive investigation and filed the operative complaint in the Litigation, the Amended Consolidated Class Action Complaint for Violation of Federal Securities Laws (the “Complaint”), on October 4, 2007.

The Defendants named in the Complaint are: U.S. Auto Parts Network, Inc. (“the Company”); Sol Khazani, Chairman of the Company’s Board and co-founder of the Company during the relevant time period; Mehran Nia, President, CEO, and Director of the Company and a member of the Board of Directors during the relevant time period; Richard Pine, Vice President of Strategic Planning and Director for the Company during the relevant time period; Company board members Frederic W. Harman, Robert J. Matjeles, and Ellen F. Siminoff; and Michael J. McClane, CFO, Executive Vice President of Finance, and Treasurer of the Company during the relevant time period (collectively, “the Individual Defendants”); Oak Investment Partners XI, LP (“Other Controlling Defendant”); and RBC Capital Markets Corporation, Thomas Weisel Partners, LLC, Piper Jaffray & Co., and JMP Securities LLC (collectively, the “Underwriter Defendants).

The Complaint alleges violations of §§11, 12 and 15 of the Securities Act on behalf of a class of all purchasers of the publicly-traded securities of U.S. Auto between February 9, 2007 (the date of the Company’s Initial Public Offering (“IPO”)) and March 20, 2007, inclusive (the “Class Period”).  The Complaint alleges that at the time of the IPO there existed negative conditions which were not disclosed in the IPO Registration Statement and Prospectus and which adversely affected the Company.

The Complaint alleges that the Company had failed to properly integrate the recently-acquired ThePartsbin.com, Inc. (“Partsbin”), which used a very different system to conduct business.  ¶¶37-38.  The companies’ systems were not cross-connected and orders had to be entered manually, the Company stocked inventory in warehouses and used live salespersons to process orders while Partsbin had no inventory and no sales personnel to process orders.  ¶¶42, 38-39.  The Company could not assimilate Partsbin’s drop-ship order fulfillment system or Partsbin’s diverse business culture and operations.  ¶¶38-39.

The Complaint further alleges that the Company was also unable or failed to fill customer orders, to keep the online catalogue information current, or to retain key employees from Partsbin’s catalog department that were crucial to successfully integrating the two companies and ensuring that the dual order fulfillment methods were working properly and had oversight by trained personnel.  Inventory was often not available or was priced differently than advertised.  ¶¶43-47.  Partsbin sent customers incomplete or incorrect orders to prevent the issuance of customer credits and erected obstacles to obtaining those credits.  Revenues were inflated as a result of customer cancellations for improperly filled orders.  Id.

The Complaint alleges that the Company also failed to disclose substantial credit risks associated with Partsbin’s drop-ship order fulfillment system, under which Partsbin was responsible for paying the third-party vendors, who shipped the orders directly, whether or not the customer payment came through.  ¶¶48-49.  Partsbin faced inventory risks because returned parts were sent directly to Partsbin, and not to the vendors.  Partsbin risked receiving thousands of dollars of returned merchandise daily with no adequate control or ability to predict inventory return levels.  In addition, Plaintiff alleges that Partsbin also had credit programs which inflated revenue reporting by unnecessarily delaying the issuance of customer credits through a complicated multi-step process, not disclosed to customers, through which customers must go to obtain credits, ¶¶50-58.

The Complaint alleges that the Company also failed to disclose materially decreased profit margins and revenues in the period leading up to the IPO, (¶¶59-60) material control deficiencies which operated to prevent minimum standards of good corporate governance or controls and procedures, as required by the Securities Exchange Commission (“SEC”) and the Company’s own internal guidelines and standards of business conduct.  ¶¶61-63.  And, at the time of the IPO, Defendants had not conducted an adequate due diligence into the Company or the recently-acquired Partsbin.  ¶62.

Further, the Complaint alleges the Company failed to maintain adequate staff to address customer complaints and other issues, in spite of letters from the Better Business Bureau, complaints from attorneys, and complaints from Attorneys General of various States.  ¶¶64-71.  The extremely high volume of Partsbin customer complaints involving failure of Partsbin to issue credits for returned or cancelled or wrong merchandise and the lack of an adequate procedure or control mechanism at Partsbin to deal with and adequately address the issues arising therefrom or any adequate control, were omitted from the Prospectus.  ¶69.

The Complaint alleges that the Company also made material misstatements as to its business plan, growth strategy, and the state of the integration of Partsbin.  ¶¶72-75.  The statements failed to reflect the Company’s failure to integrate, its inability to properly fill customer orders, or its inability to keep its crucial online catalogue updated.  The Company stated that customers experienced tangible benefits from the Company’s business model and operations solutions, when in fact the adverse conditions at the Company prevented any such benefits from being realized.  ¶¶76-79.  The IPO also contained untrue statements about the Company’s order fulfillment system, available inventory, and reserve for returns, statements which were for the reasons discussed above.  ¶¶80-81.  Additionally, the Company failed to maintain adequate technology and management systems, contrary to statements in the IPO touting the Company’s technological competencies.  ¶¶82-83.

The Complaint alleges that the Company also suffered from numerous GAAP and SEC regulation violations by failure to adequately disclose, despite SEC requests that the Company do so, the issues regarding Partsbin integration, the Company’s revenue recognition policies, the Company’s true return and credit policies, and the Company’s inventory and order fulfillment issues.  ¶¶84-110.  The IPO also failed to adequately disclose the internal control issues at the Company, issues which prevented the Company from being able to assure strict compliance with its internal guidelines for accounting, financial reporting and forecasting - including its use of estimates.  ¶¶111-114.

On March 20, 2007, after Defendants announced results for the fourth quarter and full year 2007 that were well below plan, over 18.33 million shares of U.S. Auto Parts traded, more than 1.8 times the number of shares sold in the IPO, and the stock subsequently fell over 50%.  The Complaint alleges that upon the publication of this news, the true undisclosed negative conditions that existed at the time of the February 2007 IPO, and that continued to adversely impact the Company after that time, came to light.  As this adverse information became known to investors, the artificial inflation was immediately eliminated from U.S. Auto Parts’ share price, and Class members who purchased in the IPO or traceable thereto were damaged as a result of this related share price decline.

On October 31, 2007 the Company and Individual Defendants moved the Court to dismiss the Complaint.  That same day, the Underwriter Defendants filed a joinder thereto.  In their motion to dismiss, Defendants argued that the Complaint’s allegations sounded in fraud and were therefore subject to—and failed to meet—the requirements of Fed. R. Civ. P. 9(b), which requires allegations of fraud to be pleaded with particularity.  Defendants also argued that the Complaint failed to allege actionable misstatements or omissions by Defendants; that Plaintiff failed to allege adequately that the alleged misstatements and omissions had caused Plaintiff’s losses; and that Plaintiff failed to adequately allege control person liability against Oak Investment Partners XI, LP (“the Other Controlling Defendant”).  Defendants concluded that these arguments together rendered Plaintiff’s allegations in the Complaint legally insufficient, and on that basis moved the Court to dismiss the Complaint pursuant to Fed. R. Civ. Pr. 9(b) and 12(b)(6).

On November 27, Lead Plaintiff filed its memorandum of law in opposition to Defendants’ motion to dismiss, responding to each of Defendants’ arguments.  Plaintiff contended that the allegations Complaint sounded in negligence, not in fraud, and that, therefore, the pleading requirement was that of Fed. R. Civ. P. 8, not the stricter requirements of 9(b).  Plaintiff also argued that should the Court find that the allegations sounded in fraud, that Plaintiff had complied with the requirements of 9(b) by alleging the what, where, when, who, and why false of each statement or omission.  Plaintiff further argued that actionable misstatements or omissions by Defendants in the IPO were adequately pled; that such alleged omissions had caused Plaintiff’s losses; and that Plaintiff adequately alleged control person liability against Oak Investment Partners XI, LP.  Plaintiffs concluded that the allegations in the Complaint were therefore legally sufficient, and that Defendants’ motion to dismiss should be denied.

On December 13, 2007 Defendants filed their reply memorandum of law in further support of their motion to dismiss the Complaint, and the next day the Underwriter Defendants filed a Joinder to that reply.

A hearing on the motion to dismiss was initially set for December 20, 2007.  Pursuant to a scheduling stipulation filed by the parties, the Court continued to February 4, 2008 in order to permit the parties to conduct a mediation.

On January 30, 2007, Lead Counsel, and Counsel for the Company and the Individual Defendants met in Newport Beach, California to mediate the case before a retired United States District Judge, the Honorable Layn R.  Phillips.  At that time, the parties reached an agreement in principle to settle the Litigation.  On February 4, 2008, the Court ordered the Hearing on the Motion to Dismiss continued to April 7, 2008 in light of the Parties’ agreement in principle.

On or about February 8, 2008, Defendants produced approximately 1500 pages of emails from the files of the Chief Financial Officer, Controller, Director of Finance and Sarbanes-Oxley Manager and more than 350 Excel spreadsheets and other attachments.  On March 27, 2008, documents from the Underwriter Defendants were produced.  Lead Counsel carefully reviewed and analyzed all documents in order to confirm the fairness, reasonableness, and adequacy of the proposed settlement.  In total, over 60,000 pages of documents were produced by Defendants.

II.	DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY

Defendants have denied and continue to deny each and all of the claims and contentions alleged by Lead Plaintiff in the Litigation.  Defendants expressly have denied and continue to deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Litigation.  Defendants also have denied and continue to deny, inter alia, the allegations that the Lead Plaintiff and the Class have suffered damage, that the prices of U.S. Auto securities were artificially inflated by reasons of alleged misrepresentations, non-disclosures or otherwise, and that Lead Plaintiff and the Class were harmed by the conduct alleged in the Complaint, and Defendants believe that the evidence developed to date supports their position.

Nonetheless, Defendants have concluded that further conduct of the Litigation would be protracted and expensive and have taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like the Litigation.  Defendants have, therefore, determined that it is desirable and beneficial to them that the Litigation be settled in the manner and upon the terms and conditions set forth in this Stipulation.

III.	CLAIMS OF LEAD PLAINTIFF AND BENEFITS OF SETTLEMENT

Lead Plaintiff believes that the claims asserted in the Litigation have merit and that the evidence developed to date supports the claims.  However, Lead Plaintiff recognizes and acknowledges the expense and length of continued proceedings necessary to prosecute the Litigation against Defendants through trial and through appeals.  Lead Plaintiff has also taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as the Litigation, as well as the difficulties and delays inherent in such litigation, as well as the risk of inability to pay a judgment by Defendants.  Lead Plaintiff is also mindful of the inherent problems of proof and possible defenses to the securities law violations asserted in the Litigation.  Lead Plaintiff believes that the settlement set forth in the Stipulation confers substantial benefits upon the Class.  Based on their evaluation, Lead Plaintiff and Lead Counsel have determined that the settlement set forth in the Stipulation is in the best interests of the Lead Plaintiff and the Class.

IV.	TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Lead Plaintiff (for itself and the Class Members) and Defendants, by and through their counsel, that, subject to the approval of the Court, the Litigation and the Released Claims shall be finally and fully compromised, settled, and released, and the Litigation shall be dismissed with prejudice, as to all Settling Parties, upon and subject to the terms and conditions of the Stipulation, as follows.

1. Definitions

As used in the Stipulation, the following terms have the meanings specified below:
1.1           “Authorized Claimant” means any Class Member whose claim for recovery has been allowed pursuant to the terms of the Stipulation.

1.2           “Claimant” means any Class Member who files a Proof of Claim in such form and manner, and within such time, as the Court shall prescribe.

1.3           “Claims Administrator” means Complete Claims Solutions.

1.4           “Class” means all Persons who purchased common stock of U.S. Auto pursuant to its February 9, 2007 Initial Public Offering (“IPO” or the “Offering”) of 10 million shares of common stock, defined for purposes of this settlement as purchasers between February 9, 2007 and March 20, 2007.  Excluded from the Class are Defendants, members of the immediate families of the Individual Defendants, current or former directors and officers of U.S. Auto and the legal representatives, heirs, successors, or assigns of any such excluded Person.  Also excluded from the Class are those Persons who timely and validly request exclusion from the Class pursuant to the Notice of Pendency and Proposed Settlement of Class Action.

1.5           “Class Member” or “Member of the Class” means a Person who falls within the definition of the Class as set forth in ¶1.4 of the Stipulation.

1.6           “Class Period” means February 9, 2007 to March 20, 2007.

1.7           “U.S. Auto” means U.S. Auto Parts Network, Inc.

1.8           “Defendants” means U.S. Auto, the Individual Defendants, and the Underwriter Defendants.

1.9           “Effective Date” means the first date by which all of the events and conditions specified in ¶7.1 of the Stipulation have been met and have occurred.

1.10           “Escrow Agent” means Kahn Gauthier Swick, LLC, or its successor(s).

1.11           “Final” means when the last of the following with respect to the Judgment approving the Stipulation, substantially in the form of Exhibit B hereto, shall occur: (i) the expiration of the time to file a motion to alter or amend the Judgment under Federal Rule of Civil Procedure 59(e) has passed without any such motion having been filed; (ii) the expiration of the time in which to appeal the Judgment has passed without any appeal having been taken, which date shall be deemed to be thirty (30) days following the entry of the Judgment, unless the date to take such an appeal shall have been extended by Court order or otherwise, or unless the 30th day falls on a weekend or a Court holiday, in which case the date for purposes of this Stipulation shall be deemed to be the next business day after such 30th day; and (iii) if such motion to alter or amend is filed or if an appeal is taken, immediately after the determination of that motion or appeal so that it is no longer subject to any further judicial review or appeal whatsoever, whether by reason of affirmance by a court of last resort, lapse of time, voluntary dismissal of the appeal or otherwise, and in such a manner as to permit the consummation of the settlement substantially in accordance with the terms and conditions of this Stipulation.  For purposes of this paragraph, an “appeal” shall include any petition for a writ of certiorari or other writ that may be filed in connection with approval or disapproval of this settlement, but shall not include any appeal that concerns only the issue of attorneys’ fees and reimbursement of costs or the Plan of Allocation of the Settlement Fund.

1.12           “Individual Defendants” means Sol Khazani, Mehran Nia, Richard E. Pine, Frederic W. Harman, Robert J. Majteles, Ellen F. Siminoff, and Michael J. McClane.

1.13           “Other Controlling Defendant” means Oak Investment Partners XI, LP.

1.14           “Underwriter Defendants” means RBC Capital Markets Corporation, Thomas Weisel Partners LLC, Piper Jaffray & Co. and JMP Securities LLC.

1.15           “Judgment” means the judgment to be rendered by the Court, substantially in the form attached hereto as Exhibit B.

1.16           “Lead Counsel” means Kahn Gauthier Swick, LLC.

1.17           “Lead Plaintiff” means Sasco Investments, LP.

1.18           “Person” means an individual, corporation, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.

1.19           “Plan of Allocation” means a plan or formula of allocation of the Settlement Fund whereby the Settlement Fund shall be distributed to Authorized Claimants after payment of expenses of notice and administration of the settlement, Taxes and Tax Expenses, such attorneys’ fees, costs, expenses and interest as may be awarded by the Court.  Any Plan of Allocation is not part of the Stipulation and Defendants and their Related Parties shall have no responsibility for, interest in, or liability whatsoever with respect to the distribution of the Net Settlement Fund, the Plan of Allocation, the determination, administration, or calculation of claims, the payment or withholding of Taxes or Tax Expenses, any losses incurred in connection therewith, or any payment of attorneys’ fees and expenses to Lead Counsel over and above payment from the Settlement Fund.

1.20           “Related Parties” means each of a Defendant’s past or present directors, officers, employees, partners, insurers, co-insurers, reinsurers, agents, controlling shareholders, attorneys, accountants, auditors, advisors, investment advisors, personal or legal representatives, predecessors, successors, parents, subsidiaries, divisions, joint ventures, assigns, spouses, heirs, related or affiliated entities, any entity in which a Defendant has a controlling interest, any members of an Individual Defendant’s immediate family, or any trust of which an Individual Defendant is the settlor or which is for the benefit of an Individual Defendant’s family.

1.21           “Released Claims” shall collectively mean all claims demands, rights, liabilities and causes of action of every nature and description whatsoever, known or unknown, whether or not concealed or hidden, asserted or that might have been asserted, including, without limitation, claims for negligence, gross negligence, breach of duty of care and/or breach of duty of loyalty, fraud, breach of fiduciary duty, or violations of any state or federal statutes, rules or regulations or common law principles, by the Lead Plaintiff or any Class Member against the Defendants and/or their Related Parties arising out of, relating to, or in connection with the purchase or sale of the publicly-traded securities of U.S. Auto by Lead Plaintiff or any Class Member during the Class Period.

1.22           “Released Persons” means each and all of the Defendants and each and all of their Related Parties.

1.23           “Settlement Fund” means the principal amount of Ten Million ($10,000,000) in cash to be paid to the Escrow Agent pursuant to ¶2.1 of this Stipulation, plus all interest earned thereon pursuant to ¶¶2.1, 2.2 and 2.6.

1.24           “Settling Parties” means, collectively, each of the Defendants, and the Lead Plaintiff on behalf of itself and the Class Members.

1.25           “Notice Order” means the preliminary order as approved by the Court for mailing and publication as defined in ¶3.1 hereof.

2. The Settlement

a.	The Settlement Fund

2.1           U.S. Auto shall pay or cause to be paid the sum of Ten Million ($10,000,000) in cash, within the time set forth in ¶ 2.2, below, into an interest bearing account maintained by the Escrow Agent in settlement of the Litigation which, with any accrued interest, shall constitute the Settlement Fund.  Other than the obligation of U.S. Auto to pay or cause to be paid this amount to the Escrow Agent, no Defendant shall have any obligation to make any payment pursuant to this Agreement.

2.2           Subject to the terms of this Stipulation, U.S. Auto shall pay or cause to be paid $100,000 of the Settlement Fund into the Escrow Account within ten (10) business days of the execution of the Notice Order as defined in ¶ 3.1 hereof.  Defendants shall pay or see to the payment of the remaining balance of the Settlement Fund into the Escrow Account within 30 days following the Court’s issuance of the Notice Order.

b.	The Escrow Agent

2.3           The Escrow Agent may invest the Settlement Fund deposited pursuant to ¶2.1 hereof in instruments backed by the full faith and credit of the United States Government or fully insured by the United States Government or an agency thereof and shall reinvest the proceeds of these instruments as they mature in similar instruments at their then-current market rates.  The Escrow Agent shall bear all risks related to investment of the Settlement Fund.

2.4           The Escrow Agent shall not disburse the Settlement Fund except as provided in the Stipulation, by an order of the Court, or with the written agreement of counsel for all parties.

2.5           Subject to further order and/or direction as may be made by the Court, the Escrow Agent is authorized to execute such transactions on behalf of the Class Members as are consistent with the terms of the Stipulation.

2.6           All funds held by the Escrow Agent shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to the Stipulation and/or further order(s) of the Court.

2.7           Within thirty (30) days after payment of the Settlement Fund to the Escrow Agent pursuant to ¶2.1 hereof, the Escrow Agent may establish a “Class Notice and Administration Fund,” and may deposit up to $100,000 from the Settlement Fund in it.  The Class Notice and Administration Fund may be used by Lead Counsel to pay costs and expenses reasonably and actually incurred in connection with providing notice to the Class, locating Class Members, assisting with the filing of claims, administering and distributing the Settlement Fund to Authorized Claimants, processing Proof of Claim and Release forms and paying escrow fees and costs, if any.  The Class Notice and Administration Fund may also be invested and earn interest as provided for in ¶2.3 of this Stipulation.  Any costs or expenses expended for notice or claims administration in excess of $100,000 shall be paid from the Settlement Fund, subject to approval of Lead Counsel.  In no event shall Defendants have any responsibility for or liability with respect to the Escrow Agent or its actions, the Class Notice and Administration Fund, the Settlement Fund or the administration of the Settlement Fund.

c.	Taxes

2.8       (a) The Settling Parties and the Escrow Agent agree to treat the Settlement Fund as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. §1.468B-1.  In addition, the Escrow Agent shall timely make such elections as necessary or advisable to carry out the provisions of this ¶2.8, including the “relation-back election” (as defined in Treas. Reg. §1.468B-1) back to the earliest permitted date.  Such elections shall be made in compliance with the procedures and requirements contained in such regulations.  It shall be the responsibility of the Escrow Agent to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.

    (b)  For the purpose of § 1.468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “administrator” shall be the Escrow Agent.  The Escrow Agent shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Fund (including without limitation the returns described in Treas. Reg. § 1.468B-2(k)).  Such returns (as well as the election described in ¶2.8(a) hereof) shall be consistent with this ¶2.8 and in all events shall reflect that all Taxes (including any estimated Taxes, interest or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund as provided in ¶2.8(c) hereof.

    (c)  All Taxes (including any estimated Taxes, interest or penalties) arising with respect to the income earned by the Settlement Fund, including any Taxes or tax detriments that may be imposed upon the Defendants or their Related Parties with respect to any income earned by the Settlement Fund for any period during which the Settlement Fund does not qualify as a “qualified settlement fund” for federal or state income tax purposes (“Taxes”), and (b) expenses and costs incurred in connection with the operation and implementation of this ¶2.8 (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this ¶2.8) (“Tax Expenses”), shall be paid out of the Settlement Fund; in no event shall the Defendants or their Related Parties have any responsibility for or liability with respect to the Taxes or the Tax Expenses.  The Escrow Agent shall indemnify and hold each of the Defendants and their Related Parties harmless for Taxes and Tax Expenses (including, without limitation, Taxes payable by reason of any such indemnification).  Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement Fund and shall be timely paid by the Escrow Agent out of the Settlement Fund without prior order from the Court and the Escrow Agent shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg. 1.468B-2(1)(2)).  The parties hereto agree to cooperate with the Escrow Agent, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this ¶2.8.

    (d) For the purpose of this ¶2.8, references to the Settlement Fund shall include both the Settlement Fund and the Class Notice and Administration Fund and shall also include any earnings thereon.

d.	CAFA Notice

2.9           Settling Defendants shall no later than ten (10) days following the Court’s entry of the Order Preliminarily Approving Settlement and Providing For Notice, and pursuant thereto, serve upon the appropriate State official of each State in which a Class Member resides and the Attorney General of the United States a notice of the proposed Settlement in compliance with the requirements of the Class Action Fairness Act, 28 U.S.C. § 1711 et seq.

e.	Termination of Settlement

2.10           In the event that the Stipulation is not approved, or is terminated, canceled, or fails to become effective for any reason, the Settlement Fund and the Class Notice and Administration Fund (in each case, including accrued interest), less expenses actually incurred and properly due and owing in connection with the settlement provided for herein, shall be refunded pro rata to U.S. Auto and/or any other entities contributing to the Settlement Fund, as provided in ¶7.3 below.

3. Notice Order and Settlement Hearing

3.1           Promptly after execution of the Stipulation, the Settling Parties shall submit the Stipulation together with its Exhibits to the Court and shall apply for entry of an order (the “Notice Order”), substantially in the form of Exhibit A hereto, requesting, inter alia, the preliminary approval of the settlement set forth in the Stipulation, and approval for mailing the Notice of Pendency and Proposed Settlement of Class Action (the “Notice”) substantially in the form of Exhibit A-1 hereto and publication of a summary notice substantially in the form of Exhibit A-3 hereto.  The Notice shall include the general terms of the settlement set forth in the Stipulation, the proposed Plan of Allocation, the general terms of the Fee and Expense Application and the date of the Settlement Hearing.

3.2           Lead Counsel shall request that after notice is given, the Court hold a hearing (the “Settlement Hearing”) and approve the settlement of the Litigation as set forth herein.  At or after the Settlement Hearing, Lead Counsel also will request that the Court approve the proposed Plan of Allocation and the Fee and Expense Application.  Lead Counsel may also request Court approval of an application by Lead Plaintiff for reimbursement for reasonable costs and expenses, including Plaintiffs’ counsel’s time spent on the Litigation.  Promptly after execution of this Stipulation, the Settling Parties shall submit the Stipulation together with its Exhibits to the Court and shall apply for entry of an order (the “Notice Order”), substantially in the form of Exhibit A hereto.  The Notice Order shall specifically include provisions that, among other things, will:

(a)  Preliminarily approve this Stipulation and the Settlement set forth herein as being fair, just, reasonable and adequate to all Settling Parties;

(b)  Approve the form of Notice of Pendency and Settlement of Class Action (the “Notice”) (substantially in the form of Exhibit A-1 hereto) for mailing to Members of the Settlement Class;

(c)  Approve the form of Proof of Claim and Release (“Proof of Claim and Release”) (substantially in the form of Exhibit A-2 hereto) for mailing to Members of the Settlement Class;

(d)  Approve a summary notice of the Settlement for publication (the “Summary Notice”) (substantially in the form of Exhibit A-3 hereto);

(e)  Direct Lead Plaintiff’s Counsel to mail or cause to be mailed by first class mail the Notice and the Proof of Claim and Release to those Persons in the Settlement Class who can be identified through reasonable effort, on or before the date specified in the Notice Order;

(f)   Direct that nominees who purchased or otherwise acquired U.S. Auto common stock during the relevant time periods send the Notice and Proof of Claim and Release form to all beneficial owners of such U.S. Auto common stock within ten (10) days after receipt of the Notice or send a list of the names and addresses of such beneficial owners to Lead Plaintiff’s Counsel within ten (10) days of receipt of the Notice;

(g)  Direct Lead Plaintiff’s Counsel to cause the Summary Notice to be published once in a widely circulated national business-oriented publication or wire service on or before the date specified in the Notice Order;

(h)  Provide that Settlement Class Members who wish to participate in the Settlement provided for in this Stipulation shall complete and file Proof of Claim and Release forms pursuant to the instructions contained therein;

(i)   Find that the notice given pursuant to subparagraphs (b)-(g) above, constitutes the best notice practicable under the circumstances, including individual notice to all Persons in the Settlement Class who can be identified upon reasonable effort, and constitutes valid, due and sufficient notice to all Persons in the Settlement Class, complying fully with the requirements of Rule 23 of the Federal Rules of Civil Procedure, the Constitution of the United States, and any other applicable law;

(j)   Schedule a hearing (the “Settlement Hearing”) to be held by the Court to consider and determine whether the Settlement proposed by this Stipulation should be approved as fair, reasonable and adequate and whether the Judgment approving the Settlement should be entered;

(k)  Provide that any Settlement Class Member who so desires may exercise the right to exclude themselves from the Settlement Class but only if they comply with the requirements for so doing as set forth in the Notice;

(l)   Provide that at or after the Settlement Hearing, the Court shall determine whether the proposed Plan of Allocation should be approved;

(m) Provide that at or after the Settlement Hearing, the Court shall determine and enter an Order regarding whether and in what amount attorneys’ fees and reimbursement of expenses should be awarded to Lead Plaintiff’s Counsel out of the Settlement Fund;

(n)  Provide that pending final determination of whether the Settlement contained in this Stipulation should be approved, neither the Lead Plaintiff nor any Settlement Class Member, either directly, representatively, or in any other capacity shall commence or prosecute any action or proceeding in any court or tribunal asserting any of the Released Claims against the Released Persons;

(o)  Provide that any objections to: (i) the Settlement proposed by this Stipulation; (ii) entry of the Judgment approving the Settlement; (iii) the proposed Plan of Allocation; or (iv) Lead Plaintiff’s Counsel’s fee and expense application(s), and any papers submitted in support of said objections shall be considered by the Court at the Settlement Hearing only if, on or before the date specified in the Notice Order, Persons making objections shall file and serve written objections (which shall set forth each objection and the basis therefor) and copies of any papers in support of their position as set forth in the Notice Order; and

(p)  Provide that the Settlement Hearing may, from time to time and without further notice to the Settlement Class, be continued or adjourned by Order of the Court.

4. Releases

4.1           Upon the Effective Date, as defined in ¶1.9 hereof, Lead Plaintiff, and each of the Class Members shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged all Released Claims against the Released Persons, whether or not such Class Member executes and delivers a Proof of Claim and Release form.

4.2           The Proof of Claim and Release to be executed by Class Members shall release all Released Claims against the Released Persons and shall be substantially in the form contained in Exhibit A-2 hereto.

4.3           Upon the Effective Date, all Class Members and anyone claiming through or on behalf of any of them, will be forever barred and enjoined from commencing, instituting, prosecuting, or continuing to prosecute any action or other proceeding in any court of law or equity, arbitration tribunal, or administrative forum, asserting the Released Claims against any of the Released Persons.

4.4           Upon the Effective Date, as defined in ¶1.9 hereof, each of the Released Persons shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged the Lead Plaintiff, each and all of the Class Members, and Lead Counsel from all claims (including Unknown Claims) arising out of, relating to, or in connection with the institution, prosecution, assertion, settlement or resolution of the Litigation or the Released Claims.

5. Administration and Calculation of Claims, Final Awards and Supervision and Distribution of Settlement Fund

5.1           The Claims Administrator shall administer and calculate the claims submitted by Class Members.

5.2           The Settlement Fund shall be applied as follows:

(a)  to pay all the costs and expenses reasonably and actually incurred in connection with providing notice, locating Class Members, assisting with the filing of claims, administering and distributing the Settlement Fund to Authorized Claimants, processing Proof of Claim and Release forms and paying escrow fees and costs, if any;

(b)  to pay the Taxes and Tax Expenses described in ¶2.8 hereof;

(c)  to pay Lead Counsel’s attorneys’ fees and expenses (the “Fee and Expense Award”), to the extent allowed by the Court; and

(d)  ater the Effective Date, to distribute the balance of the Settlement Fund (the “Net Settlement Fund”) to Authorized Claimants as allowed by the Stipulation, the Plan of Allocation, or the Court.

5.3           Upon the Effective Date and thereafter, and in accordance with the terms of the Stipulation, the Plan of Allocation, or such further approval and further order(s) of the Court as may be necessary or as circumstances may require, the Net Settlement Fund shall be distributed to Authorized Claimants, subject to and in accordance with the following.

5.4           Within ninety (90) days after the mailing of the Notice or such other time as may be set by the Court, each Person claiming to be an Authorized Claimant shall be required to submit to the Claims Administrator a completed Proof of Claim and Release, substantially in the form of Exhibit A-2 hereto, signed under penalty of perjury and supported by such documents as are specified in the Proof of Claim and Release and as are reasonably available to the Authorized Claimant.

5.5           All Class Members who fail to timely submit a Proof of Claim and Release within such period, or such other period as may be ordered by the Court, or otherwise allowed, shall be forever barred from receiving any payments pursuant to the Stipulation and the settlement set forth herein, but will in all other respects be subject to and bound by the provisions of the Stipulation, the releases contained herein, and the Judgment.

5.6           The Net Settlement Fund shall be distributed to the Authorized Claimants substantially in accordance with a Plan of Allocation to be described in the Notice and approved by the Court.  If there is any balance remaining in the Net Settlement Fund after six (6) months from the date of distribution of the Net Settlement Fund (whether by reason of tax refunds, uncashed checks or otherwise), Lead Counsel shall, if feasible, reallocate such balance among Authorized Claimants in an equitable and economic fashion.  Thereafter, any balance which still remains in the Net Settlement Fund shall be donated to an appropriate, non-profit organization agreed upon by Lead Counsel.

5.7           This is not a claims-made settlement and, if all conditions of the Stipulation are satisfied and the settlement becomes Final, no portion of the Settlement Fund will be returned to U.S. Auto or any insurer.

5.8           No Person shall have any claim against Lead Counsel, the Claims Administrator or other entity designated by Lead Counsel based on distributions made substantially in accordance with the Stipulation and the settlement contained herein, the Plan of Allocation, or further order(s) of the Court.

5.9           It is understood and agreed by the Settling Parties that any proposed Plan of Allocation of the Net Settlement Fund including, but not limited to, any adjustments to an Authorized Claimant’s claim set forth therein, is not a part of the Stipulation and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the settlement set forth in the Stipulation, and any order or proceeding relating to the Plan of Allocation shall not operate to terminate or cancel the Stipulation or affect or delay the finality of the Court’s Judgment approving the Stipulation and the settlement set forth therein (including the releases contained therein), or any other orders entered pursuant to the Stipulation.

6. Lead Counsel’s Attorneys’ Fees and Reimbursement of Expenses

6.1           Lead Counsel may submit an application or applications (the “Fee and Expense Application”) for distributions to them from the Settlement Fund for: (a) an award of attorneys’ fees; and (b) reimbursement of actual expenses, including the fees of any experts or consultants incurred in connection with prosecuting the Litigation, plus any interest on such attorneys’ fees and expenses at the same rate and for the same periods as earned by the Settlement Fund (until paid), as may be awarded by the Court.  Lead Counsel reserves the right to make additional applications for fees and expenses incurred.  Defendants do not by this Stipulation take any position on any application for fees and expenses that Lead Counsel may file.

6.2           The attorneys’ fees and expenses, as awarded by the Court, shall be paid to Lead Counsel from the Settlement Fund, as ordered, immediately after the Court executes an order awarding such fees and expenses.

6.3           The procedure for and the allowance or disallowance by the Court of any applications by Lead Counsel for attorneys’ fees and expenses, including the fees of experts and consultants, to be paid out of the Settlement Fund, are not part of the settlement set forth in the Stipulation, and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the settlement set forth in the Stipulation, and any order or proceedings relating to the Fee and Expense Application, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Judgment approving the Stipulation and the settlement of the Litigation set forth therein (including the releases contained therein).

7. Conditions of Settlement, Effect of Disapproval, Cancellation or Termination

7.1           The Effective Date of the Stipulation shall be conditioned on the occurrence of all of the following events:

(a)           the Settlement Fund has been funded as required by ¶2.1 hereof;
(b)           Defendants have not exercised their option to terminate the Stipulation pursuant to the terms of the Supplemental Agreement referenced in ¶7.8 hereof;
(c)           the Court has entered the Notice Order, as required by ¶3.1 hereof;
(d)           the Court has entered the Judgment, or a judgment substantially in the form of Exhibit B hereto; and
(e)           the Judgment has become Final, as defined in ¶1.11 hereof.

7.2           Upon the occurrence of all of the events referenced in ¶7.1 hereof, any and all remaining interest or right of Defendants in or to the Settlement Fund, if any, shall be absolutely and forever extinguished.  If all of the conditions specified in ¶7.1 hereof are not met, then the Stipulation shall be canceled and terminated subject to ¶7.4 hereof unless Lead Counsel and counsel for Defendants mutually agree in writing to proceed with the Stipulation.

7.3           Unless otherwise ordered by the Court, in the event the Stipulation shall terminate, or be canceled, or shall not become effective for any reason, then within ten (10) business days after written notification of such event is sent by counsel for Defendants to the Escrow Agent and in accordance with the terms of ¶2.10 hereof; the Settlement Fund (including accrued interest), plus any amount then remaining in the Class Notice and Administration Fund (including accrued interest), less expenses and any costs which have either been disbursed pursuant to ¶2.7 hereof or are determined to be chargeable to the Class Notice and Administration Fund, shall be refunded by the Escrow Agent to the respective entities that contributed to the Settlement Fund, pursuant to written instructions from U.S. Auto or its successor-in-interest.  At the request of counsel to U.S. Auto, the Escrow Agent or its designee shall apply for any tax refund owed on the Settlement Fund and pay the proceeds, after deduction of any fees or expenses incurred in connection with such application(s) for refund, pursuant to written direction from U.S. Auto or its successor-in-interest.

7.4           In the event that the Stipulation is not approved by the Court or the settlement set forth in the Stipulation is terminated or fails to become effective in accordance with its terms, the Settling Parties shall be restored to their respective positions in the Litigation as of the date this Settlement Agreement was fully executed.  In such event, the terms and provisions of the Stipulation, with the exception of ¶¶2.10, 7.3-7.5, and 8.4 hereof; shall have no further force and effect with respect to the Settling Parties and shall not be used in this Litigation or in any other proceeding for any purpose, and any judgment or order entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc.  No order of the Court or modification or reversal on appeal of any order of the Court concerning the Plan of Allocation or the amount of any attorneys’ fees, costs, expenses and interest awarded by the Court to Lead Counsel shall constitute grounds for cancellation or termination of the Stipulation.

7.5           If the Effective Date does not occur, or if the Stipulation is terminated pursuant to its terms, neither the Lead Plaintiff nor Lead Counsel shall have any obligation to repay any amounts actually and properly disbursed from the Class Notice and Administration Fund.  In addition, any expenses already incurred and properly chargeable to the Class Notice and Administration Fund pursuant to ¶2.7 hereof at the time of such termination or cancellation, but which have not been paid, shall be paid by the Escrow Agent in accordance with the terms of the Stipulation prior to the balance being refunded in accordance with ¶¶2.10 and 7.3 hereof.

7.6           If a case is commenced in respect to any Defendant under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver or conservator is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of the Settlement Fund, or any portion thereof, by or on behalf of such Defendant to be a preference, voidable transfer, fraudulent transfer or similar transaction, then, at Lead Plaintiff’s option, as to such Defendant, the releases given and Judgment entered in favor of such Defendant pursuant to this Stipulation shall be null and void.

7.7           Notwithstanding the foregoing ¶7.6, Lead Plaintiff’s right to nullify the releases and Judgment as to any Defendant pursuant to ¶7.6 hereof shall expire upon the Effective Date.

7.8           Pursuant to Fed. R. Civ. P. 23(e)(3), under which the parties seeking approval must file a statement identifying any agreement made in connection with the proposal, there is a Supplemental Agreement to this Stipulation of Settlement with additional provisions confidentially agreed upon between the Parties.

8. Miscellaneous Provisions

8.1           The Settling Parties (a) acknowledge that it is their intent to consummate this agreement; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their reasonable best efforts to accomplish the foregoing terms and conditions of the Stipulation.

8.2           The Settling Parties intend this settlement to be a final and complete resolution of all disputes between them with respect to the Litigation.  The settlement compromises claims which are contested and shall not be deemed an admission by any Settling Party as to the merits of any claim or defense.  The Final Judgment will contain a statement that during the course of the Litigation, the parties and their respective counsel at all times complied with the requirements of Federal Rule of Civil Procedure 11.  While retaining their right to deny liability, Defendants agree that the amount paid to the Settlement Fund and the other terms of the settlement were negotiated in good faith by the Settling Parties, and reflect a settlement that was reached voluntarily after consultation with competent legal counsel.  The Settling Parties reserve their right to rebut, in a manner that such party determines to be appropriate, any contention made in any public forum that the Litigation was brought or defended in bad faith or without a reasonable basis.

8.3           Neither the Stipulation nor the settlement contained therein, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the settlement: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of the Defendants or their Related Parties; or (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Defendants or their Related Parties in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal.  Defendants and/or their Related Parties may file the Stipulation and/or the Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

8.4           All agreements made and orders entered during the course of the Litigation relating to the confidentiality of information shall survive this Stipulation, pursuant to their terms.

8.5           All of the Exhibits to the Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

8.6           The Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.

8.7           The Stipulation and the Exhibits attached hereto constitute the entire agreement among the parties hereto and no representations, warranties or inducements have been made to any party concerning the Stipulation or its Exhibits other than the representations, warranties and covenants contained and memorialized in such documents.  Except as otherwise provided herein, each party shall bear its own costs.

8.8           Lead Counsel, on behalf of the Class, are expressly authorized by Lead Plaintiff to take all appropriate action required or permitted to be taken by the Class pursuant to the Stipulation to effectuate its terms and also are expressly authorized to enter into any modifications or amendments to the Stipulation on behalf of the Class which they deem appropriate.

8.9           Each counsel or other Person executing the Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such Person has the full authority to do so.

8.10         The Stipulation may be executed in one or more counterparts.  All executed counterparts and each of them shall be deemed to be one and the same instrument.  A complete set of original executed counterparts shall be filed with the Court.

8.11         The Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

8.12         The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation, and all parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the settlement embodied in the Stipulation.

8.13           The Stipulation and the Exhibits hereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of California, and the rights and obligations of the parties to the Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of California without giving effect to that State’s choice-of-law principles.

IN WITNESS WHEREOF, the parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys dated as of May 1, 2008.

Dated:  May 1, 2008                        By: /s/KIM E. MILLER

Kim E. Miller (SBN 178380)
KAHN GAUTHIER SWICK, LLC
12 E. 41st Street, 12th Floor
New York, NY 10017
Tel: (xxx) xxx-xxxx
Fax: (xxx) xxx-xxxx
Email: xxxxxxxxxxxxxxxx

Lewis S. Kahn
KAHN GAUTHIER SWICK, LLC
650 Poydras Street, Suite 2150
New Orleans, LA 70130
Tel: (xxx) xxx-xxxx
Fax: (xxx) xxx-xxxx
Email: xxxxxxxxxxxxxxxx

Lead Counsel for the Class

Elaine Byszewski (SBN 222304)
HAGENS BERMAN SOBOL SHAPIRO, LLP
700 South Flower Street, Suite 2940
Los Angeles, CA 90017
Tel: (xxx) xxx-xxxx
Fax: (xxx) xxx-xxxx

Liaison Counsel for the Class

Dated:  May 1, 2008                        By: /s/NINA F. LOCKER

Nina F. Locker
Peri Nielsen
Luke Liss
WILSON SONSINI GOODRICH & ROSATI P.C.
650 Page Mill Road
Palo Alto, California 94304-1050
Tel: (xxx) xxx-xxxx
Fax: (xxx) xxx-xxxx

Counsel for Defendants U.S Auto Parts Network, Inc., Sol Khazani, Mehran Nia, Michael J. McClane, Richard E. Pine, Robert T. Majteles, Frederic W. Harman, Ellen F. Siminoff and Oak Investment Partners XI, LLC

Dated:  May 1, 2008                        By: /s/ROBERT A. SACKS

Robert A. Sacks
Diane L. McGimsey
SULLIVAN & CROMWELL LLP
1888 Century Park East
Los Angeles, CA 90067
Tel:  (xxx) xxx-xxxx
Fax:  (xxx) xxx-xxxx

Counsel for Defendants RBC Capital Markets Corporation, Thomas Weisel Partners LLC, Piper Jaffray & Co. and JMP Securities LLC